Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pacific Drilling S.A.:

We consent to the incorporation by reference in the registration statements (No. 333-180485 and No. 333-194380) on Form S-8 of Pacific Drilling S.A. of our report dated February 24, 2017, with respect to the consolidated balance sheets of Pacific Drilling S.A. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 20-F of Pacific Drilling S.A.

Our report contains an explanatory paragraph that states that the Company expects to be in violation of certain of its financial covenants in the next 12 months, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Houston, Texas
February 24, 2017